Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 1, 2023

BY AND AMONG

SISECAM CHEMICALS WYOMING LLC,

SISECAM CHEMICALS NEWCO LLC,

SISECAM RESOURCES LP,

AND

SISECAM RESOURCE PARTNERS LLC

i

ii

EXHIBITS

Exhibit A Form of Written Consent

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2023 (this “Agreement”), is by and among Sisecam Chemicals Wyoming LLC, a Delaware limited liability company and sole member of Merger Sub (“Parent”), Sisecam Chemicals Newco LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent,  the “Parent Parties”), Sisecam Resources LP, a Delaware limited partnership (the “Partnership”), and Sisecam Resource Partners LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”).  Each of Parent, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the Board approve this Agreement and the transactions contemplated hereby, including the Merger, and that the Board recommend to Unitholders the approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the Partnership and the Partnership GP, (iii) authorized and approved the execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement and the transactions contemplated hereby, including the Merger, (iv) authorized and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for approval by the Unitholders by written consent, and (v) resolved to recommend that the Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of managers of Parent has approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by Parent in its individual capacity and in its capacity as sole member of the Partnership GP;

WHEREAS, Parent directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Parent, in its capacity as the sole member of Merger Sub, has determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, immediately following execution of this Agreement, Parent will deliver to the Partnership the irrevocable Written Consent, in its capacity as the record and beneficial owner of Common Units constituting a “Unit Majority” (as defined in Section 1.1 of the Partnership Agreement), approving this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to Sections 13.11 and 14.3 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I.
Defined Terms; Construction

Section 1.1.         Definitions.

(a)         As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, none of the Partnership Entities shall be considered Affiliates of any of the Parent Parties, and none of the Parent Parties shall be considered Affiliates of any of the Partnership Entities.

“Agreement” has the meaning set forth in the Preamble.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the city of New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.6.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

 “Covered Person” has the meaning set forth in Section 6.7(a).

“COVID-19” means the COVID-19 pandemic, including any evolution, variants, or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Debt Commitment Letter” shall mean any commitment letter or other agreement pursuant to which any Debt Financing Sources have provided a Debt Financing Commitment.

“Debt Financing Sources” shall mean the collective reference to each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitments or other financings in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing. It is understood and agreed that the Parent Parties will not be Debt Financing Sources for the purposes of this Agreement.

“Debt Financing Commitment” shall mean the commitment of any Debt Financing Sources to fund loans to finance all or a portion of the Merger Consideration.

“Delaware Court of Chancery” has the meaning set forth in Section 9.7(a).

“Delaware Superior Court” has the meaning set forth in Section 9.7(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Divestiture Action” has the meaning set forth in Section 6.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Financing Indemnified Parties” has the meaning set forth in Section 6.4.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Units” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law (including common law), Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or together, would  or would reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Parties or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement, including the Merger, or materially impede the Parent Parties’ or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement, including the Merger.

“Parent Non-Recourse Party” has the meaning set forth in Section 9.11(a).

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Parties’ Knowledge” means, in the case of the Parent Parties, the actual knowledge of the individuals listed in Section 1.1 of Parent Party Disclosure Schedule.

“Parent Party Disclosure Schedule” has the meaning set forth in Article V.

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Parent Units” means each Common Unit that is, as of immediately prior to the Effective Time, held by Parent or its permitted transferees.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 18, 2013, as amended, modified or supplemented from time to time.

“Partnership Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), in each case, that are sponsored, maintained or contributed to by the Partnership Entities for the benefit of current or former employees and entered into in the ordinary course of business.

“Partnership Credit Agreement” means that certain Credit Agreement, dated as of October 28, 2021, by and among Sisecam Wyoming LLC, the guarantors from time to time party thereto, the lenders listed on the respective signature pages thereof and Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer.

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Entities” means the Partnership, the Partnership GP and each of their respective Subsidiaries.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Partnership GP, dated as of September 18, 2013, as amended, modified or supplemented from time to time.

“Partnership Information Statement” means the information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act to be filed by the Partnership in connection with the Merger.

“Partnership LTIP” means the 2013 Partnership GP Long-Term Incentive Plan and any and all award agreements granted thereunder.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that (a) is materially adverse to, or has a material adverse effect on or change in, on or to the business, operations, assets, condition (financial or otherwise) or results of operations of the Partnership and its Subsidiaries, taken as a whole or (b) individually or together, would, or would reasonably be expected to prevent the consummation of the Merger; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions, including changes in interest rates, changes in exchange rates for the currencies of any country, or any suspension in trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (b) changes affecting generally the industries or markets in which such Person operates, including changes in commodity prices and the development, continuation or worsening of supply chain disruptions affecting generally such industry; (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions, or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) changes in regulatory, legislative, or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions), (e) pandemics (including COVID-19), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures); (f) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Partnership Entity caused by such announcement or performance; provided, that the exception set forth in this clause (f) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (g) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (h) any failure in and of itself of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations, or any failure by any Partnership Entity to meet its internal budgets, plans, or forecasts of its revenue, earnings, or other financial performance of results of operations (it being understood, in each case, that the facts, circumstances or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); and (i) any decline in (i) the market price or trading volume of the equity securities of any Partnership Entity or (ii) the credit rating of any Partnership Entity (it being understood, in each case of (i) and (ii), that the facts, circumstances, or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (e) and (g), to the extent such event, change, fact, development, circumstance, condition or occurrence has a materially disproportionate adverse effect the Partnership Entities as compared with other Persons operating in the same industry in the United States.

“Partnership Non-Recourse Party” has the meaning set forth in Section 9.11(b).

“Partnership Parties” has the meaning set forth in the preamble.

“Partnership Parties’ Knowledge” means, in the case of the Partnership Parties, the actual knowledge of the individuals listed in Section 1.1 of Partnership Disclosure Schedule.

“Partnership Unaffiliated Unitholders” means Unitholders other than Parent, Merger Sub, Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(b).

“Party” and “Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, charge, grievance, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, charge, grievance, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Restraints” has the meaning set forth in Section 7.1(c).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means the filing of a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Written Consent and the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2021.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Special Approval” has the meaning set forth in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Subsidiaries of Parent.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document of any Partnership Entity.

“Taxes” means all taxes, charges, fees, levies, customs duties or other assessments, in each case, in the nature of a tax that are imposed by a Governmental Authority, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and including all interest, penalties and additions thereto.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unitholder” has the meaning set forth in the Partnership Agreement.

“Written Consent” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the irrevocable written consent of Parent, as the holder of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Sections 13.11 and 14.3 of the Partnership Agreement, the form of which is attached hereto as Exhibit A.

Section 1.2.         Interpretation.

Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)         the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)         the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)         all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(d)         the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(e)         a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)         the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2021), in each case, at least 24 hours prior to the date hereof;

(g)         all references to prices, values or monetary amounts refer to United States dollars;

(h)         wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)         this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement;

(j)         the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)        any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;

(l)         the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)       unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)         all references to days shall mean calendar days unless otherwise provided;

(o)         all references to time shall mean New York, New York time;

(p)         references to any Person shall include such Person’s successors and permitted assigns; and

(q)         all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

Article II.
The Merger

Section 2.1.         The Merger and Surviving Entity.

Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2.         Closing.

Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 A.M., New York, New York time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3.         Effective Time.

Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4.         Effects of the Merger.

The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5.         Organizational Documents of the Surviving Entity.

At the Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6.         Continuation as Partner.

At the Effective Time, by virtue of the Merger, and notwithstanding anything to the contrary in the Partnership Agreement, Parent shall continue as a limited partner of the Partnership (provided that the Common Units held by Parent shall be increased to reflect the Common Units issued to Parent pursuant to Section 3.1(c)) and all limited partners of the Partnership immediately prior to the Merger (other than Parent) shall cease to be limited partners of the Partnership, and the Partnership GP shall continue as the sole general partner of the Partnership holding General Partner Interest and Incentive Distribution Rights in the Partnership and the Partnership shall continue without dissolution.

Article III.
Merger Consideration; Payment Procedures

Section 3.1.         Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of equity or voting securities of the Parties:

(a)         Conversion of Common Units (other than Parent Units). Subject to Section 3.3, each Common Unit (other than Parent Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $25.00 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form (other than Parent Units) immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c) without interest and distributions, if any, in accordance with Section 3.1(d).

(b)         Parent Units, Incentive Distribution Rights and General Partner Interest Unaffected. Each Parent Unit and each Incentive Distribution Right issued and outstanding as of immediately prior to the Effective Time and the General Partner Interest issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof pursuant to this Agreement or the transactions contemplated hereby.

(c)         Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Common Units equal to the Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(d)         Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time.  Until the Closing Date or the earlier termination of this Agreement in accordance with Article VIII, the Partnership GP shall declare, and cause the Partnership to pay, regular quarterly cash distributions to Unitholders (including the Partnership Unaffiliated Unitholders) in the amount of Available Cash for the relevant period for (x) each calendar quarter ending after the date hereof and prior to, or on, the Closing Date, and (y) unless the Closing Date occurs on the last day of a calendar quarter, the period ending on the Closing Date and commencing the first day of the calendar quarter in which the Closing Date occurs. (A) If the record date for the quarterly distribution for a period described in clause (x) of the preceding sentence has not occurred prior to the Effective Time, the record date for such quarter shall be the Closing Date, and such distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time, and (B) the record date for the period described in clause (y) of the preceding sentence shall be the Closing Date, and such distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time.  Subject to the terms of the Partnership Agreement, the Partnership GP shall use its best efforts (but not including the provision of any funds or credit support to the Partnership) to cause Available Cash for each period described in clause (x) and (y) above to be sufficient to distribute an amount equal to or greater than $0.50 per Common Unit for each quarterly period described in clause (x) and, with respect to a period described in clause (y) above, an amount equal to or greater than $0.50 multiplied by (A) the number of days from and including the first day of the calendar quarter in which the Closing Date occurs through and including the Closing Date, divided by (B) the number of days in the calendar quarter in which the Closing Date occurs. Notwithstanding anything set forth herein to the contrary, neither the Partnership GP nor the Partnership shall be required to take any action pursuant to this Section 3.1(d) that would violate applicable Law (including the DRULPA).  Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement to such Unitholders or former-Unitholders, as applicable.

(e)         Books and Records of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of Common Units that were converted into the right to receive the Merger Consideration, (ii) that, immediately following the Effective Time, all Limited Partners of the Partnership immediately prior to the Effective Time (other than Parent) cease to be Limited Partners of the Partnership pursuant to this Agreement and that Parent is the only Limited Partner of the Partnership that will hold all of the Common Units of the Surviving Entity, (iv) Parent’s number of Common Units shall be increased to reflect the issuance of Common Units pursuant to Section 3.1(c), and (v) the existence of the Partnership shall continue without dissolution.

Section 3.2.         Surrender of Common Units.

(a)        Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent or its designee will send, or will cause the Paying Agent to send, to each holder of record of Common Units other than The Depository Trust Company (“DTC”) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)         Deposit. On or prior to the Closing Date, Parent shall deposit, or cause its designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. The Parent Parties agree to make available, or cause to be made available, to the Paying Agent, from time to time as needed, cash sufficient to pay distributions pursuant to Section 3.1(d). All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent or its designee at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III and distributions pursuant to Section 3.1(d) out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration and distributions pursuant to Section 3.1(d).

(c)         Exchange. Each holder of Common Units, other than DTC, whose Common Units have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Sections 3.1(a) and 3.1(d). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. The Merger Consideration and distributions pursuant to Section 3.1(d) shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing, provided that no Person beneficially owning Common Units through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration and distributions pursuant to Section 3.1(d), that such holder is entitled to receive through DTC and any such Person will receive its Merger Consideration and distributions pursuant to Section 3.1(d) in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration or distributions pursuant to Section 3.1(d). Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and distributions pursuant to Section 3.1(d).

(d)         Other Payees. Subject to the terms of the Partnership Agreement, any payment of the Merger Consideration and distributions pursuant to Section 3.1(d) is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)         No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion and distributions pursuant to Section 3.1(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Unit. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be cancelled and exchanged for the Merger Consideration and distributions pursuant to Section 3.1(d) provided for, and in accordance with the procedures set forth, in this Article III.

(f)         Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent or its designee, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration or distributions contemplated by Section 3.1(d). Notwithstanding the foregoing, no Party shall be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g)         Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III and pay distributions pursuant to Section 3.1(d).

(h)         Withholding Taxes. Each of the Parent Parties, the Surviving Entity, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)         Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3.         Adjustments.

Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.4.         No Dissenters’ or Appraisal Rights.

No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Article IV.
Representations and Warranties of the Partnership Parties

Except as disclosed in any SEC Report publicly available at least 24 hours prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Parent Parties (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that (i) disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Party represents and warrants, jointly and severally, to Parent as follows:

Section 4.1.         Organization.

(a)         Each of the Partnership Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as (x) has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (y) would not, individually or together, prevent, materially delay or materially impair the ability of any Partnership Party or its Affiliates to perform their respective obligations or to consummate the transactions under this Agreement, including the Merger, or materially impede any Partnership Party or any of its Affiliates’ consummation or performance of the transactions or obligations under this Agreement, including the Merger (a “Partnership Impairment Effect”).

(b)         Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or a Partnership Impairment Effect.

(c)        The Partnership Parties have made available to Parent or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Entities, in each case as in effect on the date of this Agreement.

Section 4.2.         Validity of Agreement; Authorization.

(a)         Each of the Partnership Parties has all necessary partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership Parties of this Agreement, and the consummation by the Partnership Parties of the transactions contemplated hereby, have been duly authorized and approved by the Board and, except for obtaining Partnership Unitholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership Parties and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether applied in a Proceeding at law or in equity) (collectively, “Enforceability Exceptions”).  The Board has taken all necessary action so that any Takeover Statutes applicable to the Partnership Entities do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b)         At a meeting duly called and held, the Conflicts Committee, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders), (b) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting Special Approval for all purposes under the Partnership Agreement, and (c) recommended that the Board approve this Agreement and the transactions contemplated hereby, including the Merger, and that the Board recommend to the holders of Common Units the approval of this Agreement and the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the Conflicts Committee, at a meeting duly called and held, the Board (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Partnership and its Subsidiaries (including the Partnership Unaffiliated Unitholders) and the Partnership GP, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the Partnership, (c) authorized and approved the execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement and the transactions contemplated hereby, including the Merger, (d) authorized and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for approval by the Unitholders acting by written consent pursuant to Section 13.11 and Section 14.3 of the Partnership Agreement, and (e) resolved to recommend that the Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger.

(c)         The affirmative vote or written consent in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, by holders of a Unit Majority (which shall be satisfied upon the delivery of the Written Consent substantially concurrently with the execution hereof), is the only vote or approval of the holders of any class or series of partnership interests in the Partnership that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (other than any vote or approval obtained prior to the date of this Agreement).

Section 4.3.         Capitalization; Subsidiaries.

(a)         The authorized equity interests of the Partnership consist of Common Units, General Partner Units and Incentive Distribution Rights. As of close of business on January 31, 2023, there are outstanding (i) 19,799,791 Common Units, (ii) the General Partner Interest consisting of 399,000 General Partner Units, and (iii) the Incentive Distribution Rights. As of close of business on January 31, 2023, there are (i) no outstanding equity or equity-based awards granted under the Partnership LTIP and (ii) 610,363 Common Units remaining available for grant under the Partnership LTIP. Except as described in the second and third sentence of this Section 4.3(a), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of, or the transfer or sale by any Partnership Entity of, any voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding equity interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to any Encumbrances (other than as set forth in the Partnership Agreement).

(b)         The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (A) restrictions on transfer arising under applicable securities Laws and (B) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.

(c)         Except any outstanding securities or interests of the Partnership Entities as specifically described in the Organizational Documents of the Partnership Entities, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities that are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entities is a party.

(d)         Section 4.3(d) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.

(e)         Except as set forth on Section 4.3(e) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.

(f)         All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of incorporation, organization or formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Law, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the Partnership Credit Agreement and the Organizational Documents of such Partnership Entity.

Section 4.4.         No Conflicts; Consents.

(a)         The execution, delivery and performance by the Partnership Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not (assuming Partnership Unitholder Approval is obtained): (i) violate or conflict with, or require the consent of any Person (other than any consents obtained prior to the date of this Agreement) under, any provision of the Organizational Documents of any of the Partnership Entities; (ii) violate or conflict with any applicable Law binding on any of the Partnership Entities or any of their respective properties or assets; (iii) violate, result in the loss of any benefit under or a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent, notice or any other action under any of the terms, conditions or provisions of any Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties or assets are subject, except as described in the Organizational Documents of the Partnership Entities and the Partnership Credit Agreement; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the Partnership Entities; or (v) result in the cancellation, modification, revocation or suspension of any permit, except, in the case of clauses (ii) through (v) for any such matter that has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)         Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Merger and the other transactions contemplated hereby, neither the execution and delivery by the Partnership Parties of this Agreement nor either Partnership Party’s performance of its obligations hereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, notice, registration or qualification with, any Governmental Authority by any Partnership Entity.

Section 4.5.         Financial Statements; SEC Reports.

Since January 1, 2021, the Partnership has filed all SEC Reports required to be filed or furnished with the SEC. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Partnership Disclosure Schedule, all financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.6.         Opinion of Financial Advisor.

The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Conflicts Committee Financial Advisor”), to the effect that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration to be received by Partnership Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.7.         Litigation.

There are no Proceedings or Orders pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets and properties that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.8.         Information Supplied.

None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in the Partnership Information Statement will, on the date it is first mailed to the Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9.         Absence of Undisclosed Liabilities.

None of the Partnership Entities has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Partnership as of December 31, 2021 included in the SEC Reports filed prior to the date hereof or referred to in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021, (c) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (d) liabilities or obligations incurred pursuant to this Agreement

Section 4.10.         Absence of Certain Changes or Events.

(a)         From December 31, 2021 through the date of this Agreement, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)         From December 31, 2021 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as expressly contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities’ respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as has not and as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.11.         Compliance with Laws.

Since December 31, 2021, the operations of each Partnership Entity have been conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  None of the Partnership Entities nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, non-compliance with any Law or with the applicable listing and corporate governance rules of the NYSE, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.12.         Brokers and Other Advisors.

Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership or the Partnership GP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of any Partnership Entity. The Partnership has heretofore made available to Parent or its Affiliates, on an informational basis only, a correct and complete copy of the Conflicts Committee’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all indemnification agreements for the benefit of the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby.

Section 4.13.         No Other Representations or Warranties.

Except for the representations and warranties contained in this Article IV, the Parent Parties acknowledge that neither Partnership Party nor any other Person on behalf of the Partnership Parties, including any Affiliate of either Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Parent Parties or their Affiliates or Representatives in connection with the Merger, this Agreement or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Partnership Party nor any other Person will have or be subject to, and each Partnership Party expressly disclaims, any Liability or other obligation to a Parent Party or any other Person resulting from the distribution or communication to a Parent Party (including their respective Affiliates or Representatives) of, or a Parent Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Parent Party or its Affiliates or Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Parent Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Parent Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Parent Parties or any of their respective Affiliates or Representatives.

Article V.
Representations and Warranties of the Parent Parties

Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Parent Parties to the Partnership Parties (the “Parent Party Disclosure Schedule”) prior to the execution of this Agreement; provided that (i) disclosure in any section of such Parent Party Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section and (ii) the mere inclusion of an item in such Parent Party Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception of material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect, each Parent Party hereby represents and warrants, jointly and severally, to the Partnership Parties as follows:

Section 5.1.         Organization.

(a)         Each Parent Party (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)         Each Parent Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2.         Operations and Ownership of Parent and Merger Sub.

(a)         All of the issued and outstanding limited liability company interests of Parent are owned beneficially and of record by Sisecam Chemicals Resources LLC.

(b)         All of the issued and outstanding limited liability company interests of Merger Sub are owned beneficially and of record by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or acquired any material assets or liabilities other than those incidental to its existence.

Section 5.3.         Ownership of Common Units, Incentive Distribution Rights and Partnership GP.

As of the date of this Agreement, (i) Parent is (A) the record and beneficial owner of 14,551,000 Common Units and (B) the sole member of, and the record and beneficial owner of 100% of the issued and outstanding equity interests of Partnership GP, (ii) Parent is the sole member of, and the record and beneficial owner of 100% of the issued and outstanding equity interests of, Merger Sub, and (iii) Partnership GP is the record and beneficial owner of 100% of the Incentive Distribution Rights and of 100% of the General Partner Interest.

Section 5.4.         Validity of Agreement; Authorization.

Each Parent Party has all necessary legal and entity power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, to comply with the terms and conditions hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by such Parent Party of its respective obligations hereunder have been duly authorized by such Parent Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Parent Party are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by such Parent Party and, assuming due execution and delivery by the other parties hereto, constitutes such Parent Party’s valid and binding obligation, enforceable against such Parent Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.  Parent, in its capacity as the sole member and record and beneficial owner of 100% of the issued and outstanding equity interests of Partnership GP, has duly authorized the execution and delivery of this Agreement by the Partnership GP, and the performance by the Partnership GP of its obligations hereunder.

Section 5.5.         No Conflicts; Consents.

(a)         The execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with, or require the consent of any Person (other than any consents obtained prior to the date of this Agreement) under, any provision of either Parent Party’s Organizational Documents; (ii) violate or conflict with any applicable Law binding on either Parent Party or any of their respective properties or assets; (iii) violate, result in the loss of any benefit under or a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent, notice or any other action under any of the terms, conditions or provisions of any Contract to which a Parent Party is a party or by which a Parent Party is bound or to which any of its properties or assets are subject; (iv) result in the creation or imposition of any Encumbrance upon either Parent Party’s properties or assets; or (v) result in the cancellation, modification, revocation or suspension of any permit of a Parent Party except, in the case of clauses (ii) through (v), for any such matter that has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Merger and the other transactions contemplated hereby, neither the execution and delivery by the Parent Parties of this Agreement nor either Parent Party’s performance of its obligations hereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, notice, registration or qualification with, any Governmental Authority by either Parent Party.

Section 5.6.         Legal Proceedings.

There are no Proceedings or Orders pending or, to the Parent Parties’ Knowledge, threatened against or involving either Parent Party, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against either Parent Party or any of their respective assets and properties that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7.         Access to Information.

The Parent Parties acknowledge that they have conducted their own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that they and their respective Representatives have received access to such books, records, and facilities, equipment, Contracts, and other assets of the Partnership and its Subsidiaries that they and their respective Representatives have requested for such purposes and that they and their respective Representatives have had the opportunity to meet with management of the Partnership GP to discuss the foregoing, and that they and their respective Representatives have not relied on any representation, warranty, or other statement by any Person on behalf of the Partnership Parties or any of their Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8.         Information Supplied.

None of the information supplied (or to be supplied) in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in the Partnership Information Statement will, on the date it is first mailed to the Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Parent Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9.         Brokers and Other Advisors.

Except for the fees and expenses payable to BofA Securities, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Parent Parties or any of their respective Affiliates.

Section 5.10.       Compliance with Laws.

Since December 31, 2021, the operations of each of the Parent Parties has been conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  None of the Parent Parties nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Parent Parties, except any such violation as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  To the Parent Parties’ Knowledge, none of the Parent Parties or their Affiliates is under investigation by any Governmental Authority for potential, non-compliance with any Law, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11.        Solvency; Bankruptcy.

(a)         Assuming (i) the satisfaction of the conditions to the Parent Parties’ obligations to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article IV (disregarding materiality, Knowledge, Partnership Material Adverse Effect or similar qualification or exception contained therein), (iii) that the most recent financial forecasts of the Partnership and its Subsidiaries that have been provided by or on behalf of the Partnership to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, reasonable, and (iv) that the Partnership and its Subsidiaries on a consolidated basis is Solvent immediately prior to the Effective Time, the Partnership and its Subsidiaries, on a consolidated basis, will, immediately after giving effect to the transactions contemplated hereby (including the debt financings (if any) contemplated by Parent Parties to be entered into in connection therewith), be Solvent.  For purposes hereof, “Solvent” means (x) the fair value of the assets of the Partnership and its Subsidiaries, on a consolidated basis exceeds the “liability of such Person, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (y) the Partnership and its Subsidiaries, on a consolidated basis do not have an unreasonably small and inadequate amount of capital with which to conduct the businesses in which they are engaged or intend to engage, and (z) in consummating the transactions contemplated by this Agreement, none of the Partnership or its Subsidiaries actually intend to delay, hinder or defraud present or future creditors.

(b)         There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to the Parent Parties’ Knowledge, threatened against any Parent Party.

Section 5.12.         Sufficiency of Funds.

At the Closing, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable the Parent Parties to consummate the transactions contemplated by this Agreement, including payment of the Merger Consideration, payment of any and all distributions pursuant to Section 3.1(d), and payment of any fees and expenses of or payable by the Parent Parties under this Agreement that are due and payable on the Closing Date.

Section 5.13.         No Other Representations or Warranties.

Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of the Parent Parties or any other Person on behalf of the Parent Parties, including any Affiliate of either Parent Party, makes or has made any other express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Parent Parties nor any other Person will have or be subject to, and each Parent Party expressly disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Affiliates or Representatives) of, or the Partnership’s or the Partnership GP’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to the Partnership Parties, the Board, the Conflicts Committee or their respective Affiliates or Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. The Parent Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Parent Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives.

Article VI.
Additional Covenants and Agreements

Section 6.1.          Preparation of the Partnership Information Statement and Schedule 13E-3.

As promptly as practicable following the date of this Agreement, the Partnership Parties and the Parent Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as reasonably practicable after the date of this Agreement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement or the Schedule 13E-3 or for additional information, and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Parent Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership without providing the Parent Parties a reasonable opportunity to review and comment thereon, which comments the Partnership shall consider in good faith.

Section 6.2.         Conduct of Business.

Except (1) as provided in this Agreement, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, (i) each of the Partnership and the Partnership GP shall, and shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices and (ii) each of the Partnership and the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:

(a)         amend the Organizational Documents of (i) the Partnership GP or the Partnership or (ii) any other Partnership Entity if, in the case of this clause (ii), such amendment is adverse to the Parent Parties or would reasonably be expected to prevent or impair or delay the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or prevent or impede or delay their respective consummation or performance of the transactions or obligations under the Transaction Documents;

(b)          declare, authorize, set aside or pay any distribution payable in cash, stock or property, other than regular quarterly distributions required to be paid by the Partnership and its Subsidiaries pursuant to their respective Organizational Documents and as contemplated by Section 3.1(d);

(c)         make or enter into any transaction or series of related transactions for the acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition or assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any assets or property of any other Person or the expansion of, or other capital expenditures or projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $41,000,000 individually or in the aggregate, provided, however, that nothing in this Section 6.2(c) shall be deemed to constitute a restriction on any expansion projects, capital projects, or other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count towards the dollar limitation referenced in this Section 6.2(c);

(d)         split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;

(e)        enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;

(f)        issue,  pledge, grant, transfer, encumber, deliver, dispose of or sell, or authorize the issuance, pledge, grant, transfer, encumbrance, delivery, disposition or sale of, any equity securities in any Partnership Entity, or securities convertible or exchangeable into or exercisable for any such equity securities, or any options, warrants or other rights of any kind to acquire any  such equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of awards granted under the Partnership LTIP that are outstanding on the date of this Agreement or are otherwise granted in compliance with this Agreement;

(g)         repurchase, redeem or otherwise acquire from any non-Partnership Entity any securities of any Partnership Entity;

(h)        grant any awards consisting of Common Units or other equity securities in any Partnership Entity under the Partnership LTIP or any other equity incentive plan other than in the ordinary course of business consistent with past practice;

(i)         enter into any collective bargaining agreements, collective agreements, or other Contracts with any labor unions or other representatives of employees of any Partnership Entity;

(j)         except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (i) grant or provide any increase in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash-based awards to, any current or former directors, officers, employees or other individual service providers of any Partnership Entity except for increases in compensation to employees who are not officers of a Partnership Entity in connection with promotions in the ordinary course of business consistent with past practice, (ii) establish, adopt, enter into, amend or terminate any Partnership Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Partnership Benefit Plan if in effect on the date hereof, or (iii) take any action to accelerate the vesting or payment of compensation or benefits under any Partnership Benefit Plan;

(k)         waive, release, assign, settle or compromise any Proceedings to which a Partnership Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(l)         create, refinance or assume, incur, prepay, repurchase, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under the Partnership Credit Agreement), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of a Partnership Entity, other than the borrowing of funds under the Partnership Credit Agreement to fund expenditures authorized in the 2023 annual budget of the Partnership or to otherwise operate in the ordinary course of business reasonably consistent with past practices;

(m)         make or change any material Tax election (which shall be deemed to include any entity classification election), change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Return, enter into any closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a Tax refund or take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(m)        sell, transfer, assign, exclusively license, abandon, permit to lapse or otherwise dispose of any intellectual property of the Partnership Entities;

(n)         make any loans or advances to any Person (other than (i) to its employees in the ordinary course of business consistent with past practice, (ii) loans and advances to another Partnership Entity and (iii) trade credit granted in the ordinary course of business consistent with past practice);

(o)         change any financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or SEC rule or policy; or

(p)         (i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or materially hinder, impair or delay the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially hinder, impede or delay their respective consummation or performance of the transactions or obligations under the Transaction Documents.

provided, that this Section 6.2 shall not prohibit the Partnership Entities from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from COVID-19 or any COVID-19 Measures or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business or not consistent with past practice; provided, further, however, that prior to taking any such action outside of the ordinary course of business or not consistent with past practice, the Partnership Parties shall consult with the Parent and consider in good faith the views of Parent regarding any such proposed action.

Section 6.3.         Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.

(a)        Each Party shall (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement as promptly as is reasonably practicable; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings and requested by such other Party; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement as promptly as is reasonably practicable (including, with respect to the Parent Parties, refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it materially more difficult to secure such waiting period expiration or termination, clearance or approval); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) use commercially reasonable efforts to comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b)         Notwithstanding anything herein to the contrary, in no event shall any of the Parent Parties or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Governmental Authority with the authority to grant a clearance or approval or otherwise clear, authorize or approve the consummation of the Merger, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations; or (v) effectuating any other change or restructuring of the Partnership Parties, the Parent Parties or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by Parent if such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger.

Section 6.4.         Financing Cooperation.

Prior to the Closing, the Partnership Parties shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective Representatives and the Partnership Entities and their respective Representatives to provide, assistance with any financing of the Parent Parties or their Affiliates including any debt financing in connection with the Merger (“Debt Financing”) as is reasonably requested by the Parent Parties or their Affiliates. For the avoidance of doubt, obtaining any Debt Financing or such other financing is not and shall not be a condition to the Closing.  If any Debt Financing has not been obtained, the Parent Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.  Parent shall, upon request by the Partnership Parties, their current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Financing Indemnified Parties”), or any Partnership Entity, reimburse such Financing Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Financing Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.4.  If any Debt Financing commitment has been obtained, the Parent Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing pursuant to any such commitment, including to enforce the Parent Parties’ rights under the terms of any such Debt Financing.

Section 6.5.         Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and none of the Parent Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without the prior consent of the Parent Parties, on the one hand, or the Partnership Parties, on the other hand, (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement or the transactions contemplated hereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.

Section 6.6.         Access to Information.

From the date hereof until the Closing Date, the Partnership Parties shall provide the Parent Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, personnel, books, Contracts, records, commitments, correspondence of the Partnership Entities (in each case, whether in physical or electronic form) for purposes of effecting the transactions contemplated hereby; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities. Notwithstanding the foregoing, no Party shall have an obligation to provide access to any information the disclosure of which would jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

Section 6.7.         Indemnification and Insurance.

(a)        Parent Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (i) any natural Person (together with such Person’s heirs, executors, and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (ii) any natural Person (together with such Person’s heirs, executors, and administrators) who is or was, or at any time prior to the Closing Date serves, at the request of any Partnership Entity, as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee for service basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Parent Parties shall cause each Partnership Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities during such period. For a period of not less than six years, the Parent Parties shall not, and shall not cause or permit any Partnership Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification, exculpation or advancement rights of any such Covered Person.

(b)         The Parent Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, the Parent Parties shall indemnify and hold harmless each Covered Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding relating to or arising out of any act or omission alleged to have occurred on or prior to the Closing Date in connection with the process resulting in and the adoption and approval of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including any Proceeding relating to a claim for indemnification or advancement brought by a Covered Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Covered Persons. Any right of a Covered Person pursuant to this Section 6.7(b) shall be enforceable by such Covered Person and their respective heirs and Representatives against Parent Parties and their respective successors and assigns.

(c)         The Parent Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person the Parent Parties shall maintain in effect the current directors and officers liability and fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement with respect to acts, events, occurrences or omissions occurring or arising at or prior to the Closing; provided that the Partnership Entities, or the Parent Parties on behalf of the Partnership Entities may substitute therefor a six-year “tail” or runoff policy or policies providing substantially equivalent coverage thereunder that is no less advantageous to each Covered Person (including policy limits and scope) for acts, events, occurrences or omissions occurring or arising at or prior to the Closing as the current policies of directors and officers liability and fiduciary liability insurance maintained by the Partnership Entities as of the date of this Agreement; provided that Parent Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 350% of the last annual premium paid prior to the date hereof for such coverage but shall purchase as much of such coverage as possible for such applicable amount. In the event that either Parent Party or any Partnership Entity consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.

(d)         The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Parent Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity, any indemnification agreements or applicable Law.

(e)         This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.8.         Fees and Expenses.

Except as otherwise provided in Section 8.2, all fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Partnership Information Statement.

Section 6.9.         Section 16 Matters.

Prior to the Effective Time, the Partnership Parties shall, with the Parent Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.       Termination of Trading and Deregistration.

The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11.         Conflicts Committee.

Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and it shall not permit any of its Subsidiaries or the Partnership GP to, take any action intended to cause the Partnership GP (or the sole member of the Partnership GP) to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, remove or cause the removal of any member of the Board who is a member of the Conflicts Committee either as a member of the Board or Conflicts Committee or revoke or diminish the authority of the Conflicts Committee with respect to this Agreement. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement and the Partnership Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12.         Tax Matters.

For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties intend that the Merger be treated, (a) with respect to the Partnership Unaffiliated Unitholders, as a taxable sale of partnership interests to Parent, and (b) from the perspective of Parent, as a purchase of Partnership Interests from the Partnership Unaffiliated Unitholders.  The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law or a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decisions by the relevant Governmental Authority.

Section 6.13.         Takeover Statutes.

The Partnership Parties and the Parent Parties shall each use reasonable best efforts to take actions to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take actions to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.14.         No Rights Triggered.

The Partnership Parties shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.15.         Notification of Certain Matters.

Each of the Partnership Parties and the Parent Parties shall give prompt notice to the other of any fact, event or circumstance known to it that could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.16.         Transaction Litigation.

The Partnership shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.17.         Performance by the Partnership GP.

Parent shall cause the Partnership GP, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. It is understood and agreed that actions or inactions by the Partnership Parties, their respective Subsidiaries, or any of their respective Representatives shall not be deemed to be breaches or violations or failures to perform by the Partnership Parties of any of the provisions of this Agreement if such action or inaction was or was not taken at the direction of or on the recommendation of the Parent Parties, any of their respective Subsidiaries, or any of their respective Representatives.

Section 6.18.         Delivery of Written Consent.

Parent covenants and agrees that, promptly following the execution of this Agreement by the parties hereto, Parent shall execute and deliver to the Partnership, on the date hereof, the Written Consent in substantially the form of the Form of Written Consent attached hereto as Exhibit A.  Parent further covenants and agrees, in its capacity as a holder of Common Units, to vote against or otherwise oppose any action or proposal that, in each case, (x) comes before Parent as a matter to be acted upon by the Unitholders at a meeting of the Unitholders, or to be taken by written consent, in accordance with the Partnership Agreement, and (y) would reasonably be expected to (a) result in (i) any breach of any covenant, representation, or warranty of the Partnership Parties under this Agreement or (ii) the conditions set forth in this Agreement not being fulfilled or satisfied or the failure of the Closing to occur or its material delay or (b) materially interfere with, impede, frustrate, delay, or otherwise adversely affect the transactions contemplated by this Agreement.

Section 6.19.         Standstill.

From the date hereof until the Closing or the termination of this Agreement in accordance with Article VIII, each Parent Party agrees that it shall not, directly or indirectly, without the prior consent of the Conflicts Committee:

(a)         acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by this Agreement), any additional Common Units or other securities or property of or interests in any Partnership Entity;

(b)        cause the Partnership GP or the Partnership or any other Partnership Entity to issue any additional Common Units or other securities or interests to any of the Parent Parties or their Affiliates (other than the issuance of securities issued on account of awards (i) outstanding under any Partnership Benefit Plan existing as of the date of this Agreement or (ii) granted under any Partnership Benefit Plan after the date of this Agreement in accordance with the terms hereof); or

(c)         disclose any intention, plan or arrangement to do any of the foregoing.

Article VII.
Conditions Precedent

Section 7.1.         Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Written Consent. The Written Consent shall have been delivered and shall not have been amended, modified, withdrawn, rescinded or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified, withdrawn, rescinded or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b)          Partnership Unitholder Approval. The affirmative vote or written consent in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, by holders of Common Units constituting a Unit Majority shall have been obtained (which shall be satisfied upon the delivery of the Written Consent substantially concurrently with the execution hereof) (the “Partnership Unitholder Approval”).

(c)        No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(d)         Information Statement.  The Partnership Information Statement shall have been cleared by the SEC and at least 20 days shall have elapsed form the date the Partnership Information Statement shall have been mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2) promulgated under the Exchange Act).

Section 7.2.         Conditions to Obligations of the Parent Parties to Effect the Merger.

The obligations of the Parent Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Sections 4.1, 4.2, and 4.3 shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for, solely in the case of Section 4.3(a), any de minimis inaccuracies and (ii) the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement shall be true and correct, at and as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “Partnership Impairment Effect” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, or, in the case of the applicable representations and warranties forth in Sections 4.1(a) and 4.1(b), a Partnership Impairment Effect).

(b)         Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have been a Partnership Material Adverse Effect, or any event, change, fact, development, circumstance, condition or occurrence that is reasonably like to have or result in a Partnership Material Adverse Effect.

(d)        Certificate. Parent shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

Section 7.3.          Conditions to Obligation of the Partnership Parties to Effect the Merger.

The obligation of the Partnership Parties to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Parent Parties contained in Sections 5.1, 5.3, and 5.4 shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of the Parent Parties contained in Article V of this Agreement shall be true and correct, at and as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         Performance of Obligations of the Parent Parties. Each Parent Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Certificate. The Partnership shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

Section 7.4.         Frustration of Closing Conditions.

(a)         Neither Partnership Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if a material cause of such failure was the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)         Neither Parent Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if a material cause of such failure was the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

Article VIII.
Termination

Section 8.1.         Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)         by the mutual written consent of the Partnership (acting in accordance with the last sentence of Section 9.2) and Parent;

(b)         by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent:

(i)         if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or Parent, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform any of its obligations under this Agreement; or

(ii)         if the Closing shall not have been consummated on or before July 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to (A) the Partnership or Parent, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent if, in the case of the Partnership, either Parent Party, or in the case of the Parent, either Partnership Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(c)         by Parent if either Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure and (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if either Parent Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)         by the Partnership (acting in accordance with the last sentence of Section 9.2) if either Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and is incapable of being cured, or is not cured, by the Parent Parties within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure and (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e)         by the Partnership (acting in accordance with the last sentence of Section 9.2), if (1) at least two Business Days have elapsed since all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (2) the Partnership has confirmed by irrevocable written notice delivered to Parent that (i) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (ii) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and (3) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice; or

(f)         by the Partnership (acting in accordance with the last sentence of Section 9.2) if the Written Consent is not received by the Partnership and becomes effective within twenty-four (24) hours of the execution of this Agreement.

Section 8.2.         Effect of Termination.

(a)         In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.8, this Section 8.2 and Article IX), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to this Section 8.2 and Section 9.8).

(b)         In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(d), Section 8.1(e), or Section 8.1(f), or is terminated by the Partnership or Parent pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(d), Section 8.1(e), or Section 8.1(f), then, in any such case, Parent or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $7,873,186.50 (the “Parent Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.

(c)         It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. Each of the parties hereto acknowledges and agrees that the Parent Termination Fee is not intended to be a penalty, but rather liquidated damages in a reasonable amount that will compensate the Partnership Parties, in the circumstances in which such amount is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if Parent fails to pay or cause to be paid the Parent Termination Fee pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership commences a Proceeding that results in a final, nonappealable judgment against Parent for any payment of the Parent Termination Fee pursuant to this Section 8.2, Parent shall pay, or cause to be paid, to the Partnership, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder, which shall accrue from such date through the date such payment is actually delivered to the Partnership, and the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership in connection with such Proceeding.

(d)         The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Parent Parties and Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Upon the payment of the Parent Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Parent Party or Parent Non-Recourse Party shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. Under no circumstance shall the Partnership Parties be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Parent Termination Fee.  In no event shall the Partnership or its designee, as applicable, be entitled to more than one payment of the Parent Termination Fee in connection with a termination of this Agreement. The Parent Non-Recourse Parties are intended third-party beneficiaries of this Section 8.2.

Article IX.
Miscellaneous

Section 9.1.         No Survival, Etc.

The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.15 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2.         Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent and the Partnership (acting in accordance with the last sentence of this Section 9.2); provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement that by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, amendment, supplement, waiver or agreement of either Partnership Party is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, amendment, supplement, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units. No amendment or waiver to this Section 9.2 or Section 9.2, 9.6, 9.7(a), 9.7(b) or 9.12 or any defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

Section 9.3.         Extension of Time, Waiver, Etc.

At any time prior to the Effective Time, any Party may, subject to applicable Law, waive any inaccuracies in the representations and warranties of any other Party hereto, extend the time for the performance of any of the obligations or acts of any other Party hereto, waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior written approval of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4.         Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties, except that each of Parent and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of Parent, but no such assignment shall relieve either Parent Party of any of its obligations hereunder and the Partnership may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5.         Counterparts.

This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.  For the avoidance of doubt a Party’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Party and shall bind such Party to the terms of this Agreement.

Section 9.6.         Entire Understanding; No Third-Party Beneficiaries.

This Agreement, the Parent Party Disclosure Schedule, the Partnership Disclosure Schedule, and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.7 and Section 9.11 and the right of a holder of Common Units to receive the Merger Consideration after the Closing (a claim by a holder of Common Units with respect to which may not be made unless and until the Closing shall have occurred) and to receive amounts to which it is entitled to receive pursuant to Section 3.1(d). Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 9.6 and Sections 9.2, 9.7(a), 9.7(b) and 9.12.

Section 9.7.         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (the “Delaware Superior Court”), or, if the Delaware Superior Court declines to accept jurisdiction, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7(a), any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and to the fullest extent permitted by the applicable Law, any claim that the suit, action or Proceeding in such court is brought in an inconvenient forum, the venue of such suit, action or Proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, whether at law or in equity and whether in tort, contract or otherwise, shall be governed by and construed in accordance with the law of the State of New York. Notwithstanding anything to the contrary contained herein, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.

(b)         EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 9.8.         Specific Performance; Parent Party Liability Cap.

(a)         The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)         Notwithstanding anything to the contrary in this Agreement (other than Section 9.8(a)), the maximum Liability of the Parent Parties for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(b), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Parent Party and the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Parent Termination Fee in connection with this Agreement and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.9.         Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Parent Parties, to:

Sisecam Chemicals Wyoming LLC
5 Concourse Parkway, Suite 2500
Atlanta, GA 30328
Attention: General Counsel

with copies (which shall not constitute notice) to:

Steptoe & Johnson LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:
Scott D. Fisher (email: sfisher@steptoe.com)
Robert Shuftan (email: rshuftan@steptoe.com)

And

Paul Hastings LLP
200 Park Avenue,
New York, NY 10166
Attention:
Eduardo Gallardo (email: eduardogallardo@paulhastings.com)
Tom Cartwright (email: tomcartwright@paulhastings.com)
Sahand Moarefy (email: sahandmoarefy@paulhastings.com)

If to the Partnership or the Partnership GP, to:

Sisecam Resources LP
5 Concourse Parkway, Suite 2500
Atlanta, GA 30328
Attn: Conflicts Committee Chair

with copies (which shall not constitute notice) to:

Potter Anderson & Corroon LLP
1313 North Market Street, 6th Floor
Wilmington, DE 19801
Attn: Thomas A. Mullen
Email: tmullen@potteranderson.com

and

Sisecam Resources LP
5 Concourse Parkway, Suite 2500
Atlanta, GA 30328
Attn: Marla Nicholson
Email: mnicholson@sisecam.com

Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designated by notice given hereunder only if followed by overnight or hand delivery).

Section 9.10.         Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11.         Non-Recourse.

 (a)         Each of the following is herein referred to as a “Parent Non-Recourse Party”: each of the Affiliates of each Parent Party, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Parent Non-Recourse Party expressly excludes the Parent Parties and any Person that is assigned any interest in any of this Agreement by a Parent Party to the extent of such assignment. No Parent Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 9.6, each Parent Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.11(a).

(b)         Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Parent Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Parent Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Parent Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.11(b).

Section 9.12.         No Liability.

Notwithstanding anything to the contrary contained herein, each of the Partnership Parties (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in their respective capacities as such (excluding, in each case, the Parent Parties and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in their respective capacities as such (collectively, the “Parent Persons”)) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise and (ii) hereby agrees not to bring (and if commenced agrees to dismiss or otherwise terminate) or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (it being understood that nothing in this Section 9.12 shall limit (y) the rights of any of the parties to any Debt Financing Commitment Letter or any other definitive agreement entered into in connection with the Debt Financing or (z) any of the Partnership Parties’ rights or remedies under this Agreement against the Parent Parties). In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Partnership Parties in connection with this Agreement, the Debt Financing, any Debt Financing Commitment Letter and the transactions contemplated hereby and thereby.

 (Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT

Sisecam Chemicals Wyoming LLC

By:	/s Marla Nicholson
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MERGERSUB

Sisecam Chemicals Newco LLC

By:	Sisecam Chemicals Wyoming LLC

By:	/s/ Marla Nicholson
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARTNERSHIP

Sisecam Resources LP

By:	Sisecam Resource Partners LLC, its General Partner

By:	/s/ Marla Nicholson
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARTNERSHIP GP

Sisecam Resource Partners LLC

By:	/s/ Marla Nicholson
Name: Marla Nicholson
Title: VP, General Counsel and Secretary

Exhibit A

Form of Written Consent

[Exhibit A - Form of Written Consent]